Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS
OF
SERIES A SENIOR PREFERRED STOCK
OF
FTAI INFRASTRUCTURE INC.

(Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware)

FTAI Infrastructure Inc., a Delaware corporation (hereinafter, the “Company”), does hereby certify as follows:

FIRST: Section 4(b) of the Company’s Certificate of Designations of the Series A Senior Preferred Stock, dated and filed with the Secretary of State of the State of Delaware on July 29, 2022, as amended on July 5, 2023 (the “Certificate of Designations”), is hereby amended to read in its entirety as set forth below:

“(b)      Dividend Calculation. From and after the Initial Issue Date, preferential cumulative dividends (“Dividends”) shall accrue and accumulate on each share of Series A Preferred Stock outstanding on a daily basis in arrears at the applicable Dividend Rate then in effect whether or not declared and paid, and, if not declared and paid, shall accrue and be compounded as described below. Dividends with respect to each Dividend Period shall be the sum of the dividends calculated on a daily basis during such period. The daily dividend shall be calculated as the product of (i) the Stated Value of each share of the Series A Preferred Stock outstanding, and (ii) the applicable Dividend Rate specified in clause (c) below for each day elapsed during such Dividend Period divided by 360. Dividends will be due and payable monthly in arrears, at the election of the Company, in cash at any time when, as and if declared by the Board of Directors or a duly authorized committee hereof, out of the assets of the Company and its Subsidiaries on each Dividend Payment Date. To the extent any Dividends are not paid in cash, such Dividends shall be automatically compounded monthly on each Dividend Payment Date. On each Dividend Payment Date related to a Dividend Period for which the Company does not for any reason (including because payment of any Dividend is prohibited by law) timely pay in cash all Dividends that accumulated during such Dividend Period, any such accrued but unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such share as of the applicable Dividend Payment Date (“Compounded Dividends”). The Company shall inform the Holders of the intention that Dividends for any such Dividend Period will be paid in cash on or prior to the fifth (5th) Business Day prior to the end of the applicable Dividend Period and if such notice is not provided then such Dividends shall not be deemed as timely paid such that the decrease of Dividend Rate as provided in the first proviso of Section 4(c) shall not apply. The Company may at any time elect to declare and pay (or set apart cash to pay) to Holders all or any portion of Compounded Dividends accrued with respect to prior Dividend Periods, together with all or any portion of Dividends accrued and unpaid to the date of such payment (a “Catch-Up Dividend Payment”). Such accrued Dividends shall be deemed to be paid in full as of the date cash is paid as a Catch-Up Dividend Payment, and the Stated Value shall be automatically reduced by the amount of the portion of the Catch-Up Dividend Payment that was a Compounded Dividend. Notwithstanding anything to the contrary herein, to the extent and for so long as the Stated Value is reduced by one or more Catch-Up Dividend Payments to a value no greater than the Stated Value as of the second (2nd) anniversary of the Initial Issue Date, the Company may declare or pay (or set aside for payment) Dividends on the Common Stock at any time; provided, that any such Dividends so declared or paid (or set aside for payment) shall not exceed $0.03 per share of Common Stock (subject to equitable adjustment for any stock split, stock dividend, combination or other recapitalization or reclassification of the Common Stock) in any fiscal quarter. Catch-Up Dividend Payments shall be payable to the Holders as they appear on the records of the Company on the record date established by the Board of Directions, which need not coincide with a record date established for a Dividend, and which date shall be 3 Business Days prior to the payment date for any Catch-Up Dividend Payment, and which record date and payment date shall be declared by the Board of Directors on a date that is at least 5 Business Days prior to such payment date and 2 Business Days prior to such record date; provided, that the record date and payment date for the Amendment Date Payment shall be February 26, 2025, and the notice provisions related thereto shall be deemed satisfied upon receipt by Holders of the Catch-Up Dividend Payment on such date.”

SECOND: Section 4(f) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(f)          Junior Stock. Without limiting Section 8, if any Dividends are not paid in cash (whether or not earned or declared) for any reason (including because payment of any Dividend is prohibited by law) on a Dividend Payment Date following the second (2nd) anniversary of the Initial Issue Date, and until all accrued but unpaid Dividends (including those that become part of the Stated Value) are paid in full in cash, then:

(i)          no dividend, whether in cash or property, may be declared or paid or set apart for payment on any Junior Stock; provided, that dividends may accrue, be declared, paid or set apart for payment as Compounded Dividends (as defined in the Series B Certificate of Designations) on the Series B Preferred Stock (and for the avoidance of doubt, not as cash dividends); and

(ii)         the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, repurchase, redeem or otherwise acquire for consideration any shares of Junior Stock.”

THIRD: Section 8(a)(i) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(i) issue any new Equity Interests of the Company, or reclassify, alter or amend any existing Equity Interests of the Company into, or issue any Equity Interests or debt securities convertible into, Equity Interests of the Company, in each case, ranking pari passu with, or senior to, the Series A Preferred Stock with respect to payment of dividends, distribution of assets or any other liquidation, winding up, dissolution, dividend or redemption rights; provided, that with respect to any Junior Preferred Stock issued or issuable by the Company, (i) no cash dividends may be paid or payable with respect to such Junior Preferred Stock and (ii) such Junior Preferred Stock may not be repurchased, redeemed or otherwise acquired for cash consideration by the Company, in each case for so long as any shares of Series A Preferred Stock are outstanding unless the Company obtains the affirmative vote or written consent of the Majority Holders;”

FOURTH: Section 8(a)(iv) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(iv) (x) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws in a manner that (1) is adverse to the Holders in any material respect, (2) directly or indirectly imposes any additional obligations or duties on the Holders, other than immaterial administrative obligations, (3) directly or indirectly reduces or eliminates any rights afforded to the Holders (including indemnification, exculpation, preemptive rights and information rights) or (4) is inconsistent with Section 7(e) or (y) amend, alter or repeal any provision of the Series B Certificate of Designations in any manner adverse to the Holders;”

FIFTH: Section 8(a)(xi) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(xi)       with respect to the Company and each Intermediate Holding Company, Incur, directly or indirectly, any Indebtedness other than (v) Acquisition Indebtedness; (w) [reserved], (x) any Indebtedness constituting the Series A Preferred Stock and Series B Preferred Stock, (y) Indebtedness in an aggregate outstanding principal amount not to exceed the Company Debt Cap at any time Incurred pursuant to the Senior Debt Agreement (including any supplement thereto) or any Permitted Refinancing Indebtedness in respect thereof and (z) at any time the LTM Unlevered Free Cash Flow Condition is satisfied, other Indebtedness that is not prohibited by the Senior Debt Agreement; provided, that the Company shall, and shall cause each Intermediate Holding Company to, comply with Section 8(a)(vi) herein;”

SIXTH: Section 8(a)(xii) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(xii)      with respect to the Company and each Intermediate Holding Company, engage in any business activity or own any material assets other than (A) holding the Equity Interests of an Intermediate Holding Company, an Issue Date Parent Company or a New Business Parent, as applicable, and taking holding company actions incidental thereto, (B) performing its obligations under the Certificate of Incorporation, Bylaws, this Certificate of Designations, the IRA and any other customary stockholders’ agreements that may be entered into from time to time (to the extent the terms thereof would not otherwise be prohibited by this Certificate of Designations), (C) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any Equity Interests, to the extent permitted under Section 8(a)(vii)), (D) filing tax reports and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (E)  preparing reports to Governmental Authorities and to its equityholders, (F) holding director, manager and equityholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law, (G) holding cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends, or received in connection with Indebtedness, in each case from any of its Subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Equity Interests of, or the Incurrence of Indebtedness by, the Company pending the application thereof, (H) providing indemnification for its officers, directors, members of management, employees, advisors or consultants, (I) participating in tax, accounting and other administrative matters, (J) complying with applicable Requirements of Law (including with respect to the maintenance of its existence), (K) providing guarantees of Permitted Indebtedness and pledging of the Equity Interests of any Subsidiary, to the extent such pledge is a Permitted Lien, (L) making cash capital contributions or intercompany loans to any of its Subsidiaries (to the extent not otherwise prohibited by this Certificate of Designations), (M)  entering into routine administrative agreements, including, but not limited to, engagement agreements and non-disclosure and confidentiality agreements, in the ordinary course of business, (N) consummating the GCM Transactions and (O) any other activities incidental to any of the foregoing including, but not limited to, maintaining banking or other accounts;”

SEVENTH: Section 8(a) of the Certificate of Designations is hereby amended by adding the following new clause (xvii) to Section 8(a), with all other clauses being renumbered accordingly:

“(xvii) issue shares of Series B Preferred Stock, other than pursuant to the GCM Transaction Agreement; provided, that, for the avoidance of doubt, the rights of Ares under Section 2.1 of the IRA shall apply to any future issuance of Series B Preferred Stock in accordance with the provisions of this Certificate of Designations;”

EIGHTH: Section 9(a)(ii) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

“(ii)       reduce the Stated Value; provided, that upon the making of any Catch-Up Dividend Payment, the Stated Value shall be automatically reduced in accordance with Section 4(b); provided, further that the Stated Value may not be reduced below $1,000;”

NINTH: Section 14 of the Certificate of Designations is hereby amended by deleting the following defined terms in their entirety and substituting the following defined terms listed below in lieu thereof:

““Acquisition Indebtedness” means Indebtedness of the Company or any Subsidiary incurred, issued or assumed in connection with or in anticipation of an acquisition of any assets (including Capital Stock), business or Person, in each case, constituting a line of business and whether in a single transaction or a series of related transactions, which shall not include the Indebtedness constituting Series B Preferred Stock, which is used as consideration in the GCM Transactions.”

““Permitted Indebtedness” means (a) other than with respect to any Indebtedness in respect of which Transtar, the Company or any Intermediate Holding Company is an obligor, any Indebtedness that is not prohibited by the Senior Debt Agreement, (b) Indebtedness permitted to be Incurred pursuant to Section  8(a)(xi), (c) Indebtedness permitted to be Incurred pursuant to Section  8(a)(xiii) and (d) Indebtedness constituting Series B Preferred Stock.”

““Permitted Investment” means (i) any Investment expressly contemplated by the GCM Transaction Agreement and (ii) any Investment not prohibited by the Senior Debt Agreement; provided, that such Investment shall be made for fair market value.”

““Permitted Payment” means (a) (i) if, as of the applicable date of determination, the LTM Unlevered Free Cash Flow Condition is not then satisfied, cash dividends payable to the holders of Common Stock equal to $0.14 per share of Common Stock per annum (which amount per share shall be subject to equitable adjustment for stock splits, reverse stock splits, stock dividends and other similar events); or (ii)  if, as of the applicable date of determination, the LTM Unlevered Free Cash Flow Condition is satisfied, any cash dividends payable to the holders of Common Stock; (b) any Restricted Payment made to the Company or any Wholly-Owned Subsidiary; (c) any Restricted Payment by a Subsidiary that is not a Wholly-Owned Subsidiary that is not prohibited by the Senior Debt Agreement so long as the Company or its Subsidiary which owns the Equity Interests in such non-Wholly-Owned Subsidiary making such Restricted Payment receives at least its proportional share thereof (based upon its relative holding of the Equity Interests in such non-Wholly-Owned Subsidiary and taking into account the relative preferences, if any, of the various classes of Equity Interests of such non-Wholly-Owned Subsidiary); (d) any Optional Redemption, Mandatory Redemption, Dividend or any other payments with respect to the shares of Series A Preferred Stock in accordance with this Certificate of Designations and (e) any Restricted Payment in cash made as part of, or which is reasonably necessary or appropriate (as determined by the Company in good faith) to effectuate, the Spin-Off (as defined in the Subscription Agreements) made substantially concurrently with the closing of the Spin-Off and consistent in all material respects with the Form 10 (as defined in the Subscription Agreements). For the avoidance of doubt, any Restricted Payment made in respect of the Series B Preferred Stock shall not constitute a Permitted Payment.”

TENTH: Section 14 of the Certificate of Designations is hereby amended by adding the following defined terms listed below:

““Amendment Date Payment” means a cash payment of $23,816,369 in full satisfaction of (i) a Catch-Up Dividend Payment, representing the amount in cash of all Compounded Dividends accrued from the two-year anniversary of the Initial Issue Date to February 26, 2025 and (ii) payment in cash of all Dividends accrued (treating any days remaining in such Dividend Period as having accrued on February 26, 2025) for the Dividend Period ended February 28, 2025, in full satisfaction of the Company’s dividend payment obligations for such Dividend Period.

““GCM Transactions” means the transactions contemplated by the GCM Transaction Agreement (to be effectuated pursuant to and in accordance with the terms and conditions of the GCM Transaction Agreement (without giving effect to any amendment or modification thereof or waiver related thereto)), together with the post-closing transfer of the equity and other interests acquired by the Company in such transactions to Ohio River Partners Holdco LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“ORPH”), and/or to one of ORPH’s wholly-owned subsidiaries, as soon as practicable following such transactions.”

““GCM Transaction Agreement” means that certain Purchase Agreement, dated as of February 26, 2025, by and among (i) Labor Impact Fund, L.P., a Delaware limited partnership, (ii) Labor Impact Feeder Fund, L.P., a Delaware limited partnership, (iii) Labor Impact Real Estate (Cayman) Holdings, L.P., a Cayman exempted limited partnership, (iv) LIF LR Holdings LLC, a Delaware limited liability company, (v) the Company, (vi) Ohio River Partners Holdco LLC, a Delaware limited liability company and (vii)  Long Ridge Energy & Power LLC, a Delaware limited liability company, in the form attached to the Unanimous Written Consent of the Holders of Series A Preferred Stock, dated as of February 26, 2025.”

““Series B Issue Date” means the date on which the Series B Preferred Stock is first issued.”

““Series B Certificate of Designations” means the certificate of designations of the Series B Preferred Stock.”

““Series B Preferred Stock” means the Series B Convertible Junior Preferred Stock of the Company, par value $0.01 per share.”

ELEVENTH: Section 14 of the Certificate of Designations is hereby amended by deleting clause (b) of the definition of “Event of Noncompliance” and substituting the following clause (b) in lieu thereof:

“(b)        commencing after the second (2nd) anniversary of the Initial Issue Date, failure by the Company for any reason (including because payment of any Dividend is prohibited by law) to pay Dividends in full in cash for any twelve (12) Dividend Periods (whether or not consecutive); provided, that if the Company makes a Catch-Up Payment with respect to any Dividend Period, the Dividend corresponding to such Dividend Period will thereafter be treated for purposes of this clause (b) to have been paid in full in cash as of the Dividend Payment Date corresponding to such Dividend Period;”

TWELFTH: The foregoing amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, FTAI Infrastructure Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 26th day of February, 2025.

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

[Signature Page to Series A Certificate of Designations Amendment]